Exhibit 99.3

Media	Investors
Trisha Schultz	Jim Rowe
314.875.3863 trisha.schultz@wellsfargo.com Elise Wilkinson 704.374.6512 elise.wilkinson@wellsfargo.com	415.396.8216 jim.rowe@wellsfargo.com

Wells Fargo to Acquire GE Capital’s Commercial Distribution Finance and Vendor Finance Businesses
Acquisition also includes a portion of Corporate Finance business

SAN FRANCISCO, Oct. 13, 2015 - Wells Fargo & Company (NYSE: WFC) announced today that it has signed an agreement to purchase GE Capital’s Commercial Distribution Finance and Vendor Finance platforms as well as a portion of its Corporate Finance business. The acquisition includes total assets of approximately $32 billion as well as businesses employing approximately 3,000 team members. The loan and lease portfolios are roughly 90 percent U.S.- and Canada-based. The transaction is expected to close in the first quarter of 2016. Other terms of the transaction were not disclosed.

“This acquisition is an outstanding opportunity for Wells Fargo to deepen relationships and strengthen our presence in key commercial lending markets,” said Tim Sloan, head of Wells Fargo Wholesale Banking. “GE Capital’s businesses are industry leaders with proven business models and capabilities backed by exceptionally talented and experienced teams. These advantages, in addition to portfolios that are diversified geographically and by industry, will allow Wells Fargo to continue to grow our business in order to better serve the needs of new and existing Wholesale Banking customers.”

Commercial Distribution Finance
GE Capital’s Commercial Distribution Finance (CDF) business is a market leader in providing customized inventory financing to fund the flow of finished durable goods from manufacturers to dealers.  Through industry expertise and integrated technologies, CDF helps manufacturers and dealers improve cash flow, reduce risk and grow sales. CDF’s inventory finance products and deep customer relationships will greatly complement and expand existing asset-based lending product offerings in Wells Fargo’s Capital Finance division.

•	Total assets of approximately $13 billion(1)

•	Approximately 2,000 Original Equipment Manufacturers (OEM)s and 40,000 dealers

•	80% of customers in the U.S. and Canada

•	Key industry sectors: motorsports, marine, recreational vehicle, outdoor products, electronics & appliances, and technology

•	$49.9 billion in volume in 2014

Vendor Finance
GE Capital’s Vendor Finance business provides vendor and dealer financing programs for manufacturers and dealers of all sizes, and their customers, across the U.S. and Canada, from Fortune 500 companies looking to offer private label financing to independent operations looking to manage cash flow. The business drives vendor sales growth by supporting dealers with inventory financing and by providing leases and loans to commercial end-user customers. As a leading provider of technology-enabled white label captive program and channel financing solutions, GE’s Capital’s Vendor Finance business will significantly expand Wells Fargo’s current capabilities within its Equipment Finance business.

•	Total assets of approximately $9 billion(1)

•	40+ Equipment OEMs; 3,300 dealers; and over 160,000 end-user borrowers

•	Operates in the U.S. and Canada

•	Key industry sectors: office imaging, construction, and technology / industrials

•	$6.7 billion in originations in 2014

Corporate Finance
GE Capital’s Corporate Finance business (also known as Direct Lending and Leasing) provides senior secured asset-based loans as well as equipment leases and loans to middle-market customers. Wells Fargo is purchasing a portion of the business, which will ultimately be integrated into its existing Capital Finance and Equipment Finance businesses.

•	Total assets of approximately $10 billion(1)

•	200 lending customers and 3,400 leasing customers

•	Operates in the U.S. and Canada

•	Key industry sectors: food & beverage, retail, metals, forestry, oil & gas, marine, automotive, aerospace, and construction

Advisors
Wells Fargo Securities served as financial advisor and Mayer Brown served as legal advisor.

About Wells Fargo Capital Finance
Wells Fargo Capital Finance is the trade name for certain asset-based lending services, senior secured lending services, accounts receivable and purchase order finance services, and channel finance services of Wells Fargo & Company and its subsidiaries, and provides traditional asset-based lending, specialized senior and junior secured financing, accounts receivable financing, purchase order financing and channel finance to companies across the United States and internationally. Dedicated teams within Wells Fargo Capital Finance provide financing solutions for companies in specific industries such as retail, software publishing and high-technology, commercial finance, staffing, government contracting and others. For more information, visit wellsfargocapitalfinance.com.

About Wells Fargo Equipment Finance
Wells Fargo Equipment Finance provides competitive fixed- and floating-rate loans and leases covering a full range of commercial equipment for businesses nationwide, as well as floor planning and inventory financing and vendor programs in selected industries in the United States and Canada. Wells Fargo Equipment Finance is one of the leading bank-affiliated equipment leasing and finance businesses in the United States by asset portfolio and annual originations, with more than 130,000 customers and 1,100 team members. Wells Fargo Equipment Finance is the trade name of the equipment finance businesses of Wells Fargo Bank, N.A. and its subsidiaries. Canadian business is transacted by Wells Fargo Equipment Finance Company.

About Wells Fargo
Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.7 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through 8,700 locations, 12,800 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 36 countries to support customers who conduct business in the global economy. With approximately 266,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo &

Company was ranked No. 30 on Fortune’s 2015 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Wells Fargo perspectives are also available at Wells Fargo Blogs and Wells Fargo Stories.

Cautionary Statement About Forward-Looking Statements
This news release contains forward-looking statements about our future financial performance and business.  Because forward-looking statements are based on our current expectations and assumptions regarding the future, they are subject to inherent risks and uncertainties.  Do not unduly rely on forward-looking statements as actual results could differ materially from expectations.  Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.  For information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov.

(1)	As of June 30, 2015

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